SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2009

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161668

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated September 14, 2009)

1,500,000 Shares

Monmouth Real Estate Investment Corporation

Common Stock

$        Per Share

We are offering 1,500,000 shares of our common stock, par value $0.01 per share (the "Common Stock").

We have applied to list the shares on the NASDAQ Global Select Market under the symbol “MNRTA.” On September 29, 2009, the last reported sale price for our common stock was $7.12 per share.

We have retained CSCA Capital Advisors, LLC (“CSCA”) to act as placement agent in connection with this offering.  CSCA has no commitment to purchase our Common Stock and will act only as an agent in obtaining indications of interest in the Common Stock from certain investors.  We have agreed to pay CSCA, a placement agent fee of     % of gross proceeds and to pay certain of its expenses.  After paying the placement agent fee and other estimated expenses payable by us, we anticipate receiving approximately $      in net proceeds from this offering.

Investing in our Common Stock involves risks, including those that are described in the “Risk Factors” sections beginning on page 2 of the accompanying prospectus and page 5 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, which is incorporated herein by reference.

	Per Share	Total
Public Offering Price	$	$
Placement Agent Fees and Commissions	$	$
Proceeds to us (before expenses)	$	$

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

CSCA Capital Advisors, LLC

____________________

The date of this prospectus supplement is October   , 2009

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

TABLE OF CONTENTS

PROSPECTUS

i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone to provide you with different or additional information. We are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any “free writing prospectus” or the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering.

In this prospectus supplement, the words “we,” “our,” “ours” and “us” refer to Monmouth Real Estate Investment Corporation and its subsidiaries unless the context indicates otherwise.

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Also, when we use any of the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” or similar expressions, we are making forward-looking statements. These forward-looking statements are not guarantees and are based on our current intentions and on our current expectations and assumptions. These statements, intentions, expectations and assumptions involve risks and uncertainties, some of which are beyond our control that could cause actual results or events to differ materially from those we anticipate or project, such as:

• the ability of our tenants to make payments under their respective leases;

• our reliance on certain major tenants and our ability to re-lease properties that are currently vacant or that become vacant;

• our ability to obtain suitable tenants for our properties;

• changes in real estate market conditions and general economic conditions;

• the inherent risks associated with owning real estate, including local real estate market conditions, governing laws and regulations and illiquidity of real estate investments;

• our ability to sell properties at an attractive price;

• our ability to repay debt financing obligations;

• our ability to refinance amounts outstanding under our credit facilities at maturity on terms favorable to us;

• the loss of any member of our management team;

• our ability to comply with certain debt covenants;

• our ability to integrate acquired properties and operations into existing operations;

• continued availability of debt or equity capital;

• market conditions affecting our equity capital;

• changes in interest rates under our current credit facilities and under any additional variable rate debt arrangements that we may enter into in the future;

• our ability to implement successfully our selective acquisition strategy;

•        our ability to maintain internal controls and procedures to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations and any potential fraud or embezzlement is thwarted or detected;

• changes in federal or state tax rules or regulations that could have adverse tax consequences; and

• our ability to qualify as a real estate investment trust for federal income tax purposes.

You should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.

SUMMARY

The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.

The Company

General

Monmouth Real Estate Investment Corporation is a Maryland corporation operating as a qualified real estate investment trust (“REIT”) under Sections 856 through 859 of the Internal Revenue Code of 1986, as amended (the “Code”).  Currently, we seek to invest in well-located, modern buildings leased to investment grade tenants on long-term leases and derive our income primarily from the rental of these facilities. At June 30, 2009, we owned approximately 6,070,000 square feet of property, of which approximately 2,810,000 square feet, or 46%, was leased to Federal Express Corporation and its subsidiaries and approximately 279,000 square feet, or 5%, was leased to Keebler Company, a subsidiary of the Kellogg Company.  During fiscal 2008, 2007 and 2006 rental and reimbursement revenue from properties leased to these two companies approximated 61%, 55% and 55%, respectively, of our total rental and reimbursement revenue.

At June 30, 2009, we had investments in fifty-seven industrial properties and one shopping center. These properties are located in Alabama, Arizona, Colorado, Connecticut, Florida, Georgia, Illinois, Iowa, Kansas, Maryland, Michigan, Minnesota, Mississippi, Missouri, Nebraska, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, and Wisconsin. All properties are managed by a management company affiliated with one of our directors. All properties are leased on a net basis except the property located in Monaca, Pennsylvania and the shopping center in Somerset, New Jersey.

We anticipate acquiring additional properties in the fourth quarter of 2009. The funds for these acquisitions are expected to come from our available line of credit, mortgages, other bank borrowings, proceeds from the Dividend Reinvestment and Stock Purchase Plan (“DRIP”) and private or public placements of additional common or preferred stock. To the extent that funds or appropriate properties are not available, few or no acquisitions may be made. Because of the contingent nature of contracts to purchase real property, we will announce acquisitions only upon closing.

We compete with other investors in real estate for attractive investment opportunities. These investors include other “equity” real estate investment trusts, limited partnerships, syndications and private investors, among others.  Competition in the market areas in which we operate is significant and affects our ability to acquire or expand properties, occupancy levels, rental rates and operating expenses of certain properties.  Management has built relationships with merchant builders that have historically provided us with investment opportunities that fit our investment policy.

We have a flexible investment policy concentrating our investments in the area of long-term net-leased industrial properties to investment grade tenants. Our strategy is to obtain a favorable yield spread between the yield from the net-leased industrial properties and interest costs. We anticipate that we will continue to purchase net-leased, well-located industrial properties because our management believes that these investments offer a potential for long-term capital appreciation.  There is the risk that, on expiration of current leases, the properties can become vacant or re-leased at lower rents. The results we obtain by re-leasing the properties will depend on the market for industrial properties at that time.

We also continue to invest in both debt and equity securities of other REITs.  We, from time to time, may purchase these securities on margin when the interest and dividend yields exceed the cost of the funds.  This securities portfolio, to the extent not pledged to secure borrowing, provides us with liquidity and additional income.  Such securities are subject to risk arising from adverse changes in market rates and prices, primarily interest rate risk relating to debt securities and equity price risk relating to equity securities.  From time to time, we may use derivative instruments to mitigate interest rate risk.

Prior to July 31, 2007, we operated as part of a group of three public companies (all REITs) which included UMH Properties, Inc. (“UMH”) and Monmouth Capital Corporation (“Monmouth Capital” and together with UMH, the “affiliated companies”). Monmouth Capital was merged into us on July 31, 2007. We continue to operate in conjunction with UMH. UMH has focused its investing in manufactured home communities. General and administrative expenses are allocated between the two remaining affiliated companies based on use or services provided. We currently have nine employees. Allocations of salaries and benefits are made between the affiliated companies based on the amount of the employees’ time dedicated to each affiliated company.

Our executive offices are located at Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey 07728, and our telephone number is (732) 577-9996. Our website is located at www.mreic.com. Information contained on our website is not a part of this prospectus supplement.

The Offering

The following is a brief summary of some of the terms of this offering.  For a more complete description of the terms of our Common Stock see “Description of Capital Stock” in the accompanying prospectus.

Issuer	Monmouth Real Estate Investment Corporation, a Maryland corporation.
Securities Offered	1,500,000 shares of Common Stock, par value $0.01 per share.
Price per Share	$
Common Stock outstanding after this offering	27,283,779 shares
NASDAQ Global Select Market symbol	MNRTA
Restriction on Ownership and Transfer
No person may own, or be deemed to own by virtue of the attribution rules of the Code more than 9.8% in value or in number of shares of our outstanding stock (other than shares of our excess stock), subject to certain exceptions. In addition, no person may own, or be deemed to own, shares of our stock (other than shares of our excess stock) that would result in shares of our stock being owned by fewer than 100 persons, us being “closely held” within the meaning of Section 856 of the Code or us otherwise failing to qualify as a REIT under the Code. See “Description of Capital Stock—Restrictions on Ownership and Transfer” in the accompanying prospectus.

Use of Proceeds
We intend to use the proceeds of this offering to purchase additional properties in the ordinary course of our business and for general corporate purposes. See “Use of Proceeds” beginning on page S-5 of this prospectus supplement.

Risk Factors
You should read carefully the “Risk Factors” beginning on page 2 of the accompanying prospectus and page 5 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, for certain considerations relevant to investing in the Common Stock.

USE OF PROCEEDS

We estimate the net proceeds from the sale of all the Common Stock offered hereby will be approximately $        million, assuming a public offering price of $        per share and after deducting the placement agent fee and other estimated expenses of approximately $                .  We intend to use the net proceeds to purchase additional properties in the ordinary course of our business and for general corporate purposes.  Until we use the net proceeds from this offering, they may be deposited in interest bearing cash accounts or invested in short-term securities, including securities that may not be investment grade.

PLAN OF DISTRIBUTION

We are offering the shares of our Common Stock through a placement agent.  Subject to the terms and conditions contained in the placement agent agreement, dated                , 2009, CSCA Capital Advisors, LLC ("CSCA") has agreed to act as the placement agent for this offering.  CSCA may be an underwriter within the meaning of the Securities Act in connection with its placement agent activities in this offering.

CSCA has no commitment to purchase any shares of our Common Stock and will act only as an agent in obtaining indications of interest in our Common Stock from certain investors.  We agreed to pay the placement agent a fee of     % of the gross proceeds and to pay certain of its expenses.

We have agreed to indemnify the placement agent and each of its partners, directors, officers, associates, affiliates, subsidiaries, employees, consultants, attorneys, agents, and each person, if any, controlling the placement agent and any of its affiliates, against liabilities resulting from this offering and to contribute to payments the placement agent may be required to make for these liabilities.

In connection with this offering, CSCA may engage broker dealers as sub-placement agents to participate in the placement of the Common Stock. Such sub-placement agents may receive a portion of the placement agent fee paid to CSCA as well as other compensation and fees.

In the ordinary course of business, CSCA and/or its affiliates have engaged, and may in the future engage, in financial advisory, investment banking and other transactions with us for which customary compensation has been, and will be, paid.

Subject to the terms and conditions of purchase agreements dated October   , 2009, certain institutional investors have agreed to purchase, and we have agreed to sell 1,500,000 shares of Common Stock at a negotiated purchase price of $        per share.  The purchase agreements provide that the obligations of the purchasers to purchase the shares included in this offering are subject to customary closing conditions.  In negotiating the offering price per share of our Common Stock, we considered the dilution to our stockholders that will result from this offering.

Weeden & Co. LP is acting as settlement agent in connection with the sale of our Common Stock under the purchase agreement and will receive a fee of $        .

LEGAL MATTERS

Certain legal matters will be passed upon for us by Husch Blackwell Sanders LLP, as our securities and tax counsel. Certain matters of Maryland law will be passed on for us by Venable LLP.

EXPERTS

The consolidated financial statements and schedules of Monmouth Real Estate Investment Corporation as of and for the year ended September 30, 2008, included in our Annual Report on Form 10-K for the year ended September 30, 2008, have been incorporated by reference herein in reliance upon the report of PKF, Certified Public Accountants, A Professional Corporation, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and schedules of Monmouth Real Estate Investment Corporation as of September 30, 2007 and for each of the years in the two-year period ended September 30, 2007, included in our Annual Report on Form 10-K for the year ended September 30, 2008, have been incorporated by reference herein in reliance upon the report of Reznick Group, P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a shelf registration statement under the Securities Act with respect to the securities offered hereunder. As permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement. For further information regarding our company and our securities, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, you should refer to our annual, quarterly and special reports, proxy statements and other information we file with the SEC.

You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC’s website (http://www.sec.gov). We also have a website (www.mreic.com) through which you may access our recent SEC filings. Information contained on our website is not a part of this prospectus supplement. In addition, you may look at our SEC filings at the offices of the

NASDAQ Stock Market, Inc., which is located at 1500 Broadway, New York, New York 10036. Our SEC filings are available at the NASDAQ because our common stock and preferred stock are listed and traded on the Nasdaq Global Select Market under the respective symbols “MNRTA” and “MNRTP.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we later file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all the securities offered by this prospectus supplement.

• Our Annual Report on Form 10-K, as filed with the SEC on December 11, 2008.

•	Our Quarterly Report on Form 10-Q, as filed with the SEC on February 5, 2009.

•	Our Quarterly Report on Form 10-Q, as filed with the SEC on May 7, 2009.

•	Our Quarterly Report on Form 10-Q, as filed with the SEC on August 6, 2009.

•       All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 2008, except for information furnished under Current Reports on Form 8-K, which is not deemed filed and not incorporated herein by reference.

•	The description of our common stock which is contained in a registration statement filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

You may request a free copy of these filings (other than the exhibits thereto, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

Monmouth Real Estate Investment Corporation
Attention: Stockholder Relations
3499 Route 9 N, Suite 3-C
Juniper Business Plaza
Freehold, NJ 07728
(732) 577-9996

PROSPECTUS

$115,000,000

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Common Stock
Preferred Stock
Debt Securities

We may use this prospectus to offer and sell our common stock, preferred stock or debt securities from time to time.  The aggregate public offering prices of the common stock, preferred stock and debt securities covered by this prospectus, which we refer to collectively as the securities, will not exceed $115,000,000.  The securities may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be determined at the time of the offering and set forth in one or more supplements to this prospectus.   Our common stock is listed and traded on the Nasdaq Global Select Market under the symbol “MNRTA.”  Our 7.625% Series A Cumulative Redeemable Preferred Stock is listed and traded on the Nasdaq Global Select Market under the symbol “MNRTP.”

We will provide the specific terms and conditions of these securities in supplements to this prospectus in connection with each offering. Such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve our status as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.  See “Description of Capital Stock—Restrictions on Ownership and Transfer.”  Please read this prospectus and the applicable prospectus supplement carefully before you invest.

We may offer the securities directly, through agents designated by us from time to time, or to or through underwriters or dealers.  If any agents, underwriters or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth or will be calculable from the information set forth in the applicable prospectus supplement.  See “Plan of Distribution.”

An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus for a discussion of risk factors that you should consider in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 14, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this process, we may from time to time sell in one or more offerings any of the securities described in this prospectus, or any combination thereof, up to a total amount of $100,000,000.  In addition, we may sell up to an additional $15,000,000 in Common or Preferred Stock.  In this prospectus, we refer collectively to our common stock and preferred stock as our “capital stock,” and collectively to our senior and subordinated debt as our “debt securities.”

You should read this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” in this prospectus. The prospectus supplement may add, update or change the information contained in this prospectus. The registration statement that contains this prospectus and the exhibits to that registration statement contain additional important information about us and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities as exhibits to the registration statement. We may file certain other legal documents that control the terms of the securities as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC’s website or at the SEC offices mentioned under the heading “Where You Can Find More Information,” or can be obtained by writing or telephoning us at the following address and telephone number:

Monmouth Real Estate Investment Corporation
Attention:  Stockholder Relations
3499 Route 9 N, Suite 3-C
Juniper Business Plaza
Freehold, NJ 07728
(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Monmouth Real Estate Investment Corporation is a Maryland corporation operating as a qualified REIT under Sections 856 through 860 of the Internal Revenue Code (the “Code”). Currently, we seek to invest in well-located, modern buildings leased to investment grade tenants on long-term leases and derive our income primarily from the rental of these facilities. At June 30, 2009, we owned approximately 6,070,000 square feet of property, of which approximately 2,810,000 square feet, or 46%, was leased to Federal Express Corporation and its subsidiaries and approximately 279,000 square feet, or 5%, was leased to Keebler Company, a subsidiary of the Kellogg Company. During fiscal 2008, 2007 and 2006 rental and reimbursement revenue from properties leased to these two companies approximated 61%, 55% and 55%, respectively, of our total rental and reimbursement revenue.

At June 30, 2009, we owned fifty-seven industrial properties and one shopping center. These properties are located in Alabama, Arizona, Colorado, Connecticut, Florida, Georgia, Illinois, Iowa, Kansas, Maryland, Michigan, Minnesota, Mississippi, Missouri, Nebraska, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and Wisconsin. All properties are managed by a management company. All properties are leased on a net basis except the property located in Monaca, Pennsylvania and the shopping center in Somerset, New Jersey.

We anticipate acquiring additional properties in the second half of 2009. The funds for these acquisitions are expected to come from our available line of credit, mortgages, other bank borrowings, proceeds from the Dividend Reinvestment and Stock Purchase Plan (“DRIP”) and private or public placements of additional common or preferred stock. To the extent that funds or appropriate properties are not available, few or no acquisitions may be made. Because of the contingent nature of contracts to purchase real property, we will announce acquisitions only upon closing.

We compete with other investors in real estate for attractive investment opportunities. These investors include other “equity” real estate investment trusts, limited partnerships, syndications and private investors, among others.  Competition in the market areas in which we operate is significant and affects our ability to acquire or expand properties, occupancy levels, rental rates and operating expenses of certain properties.  Management has built relationships with merchant builders that have historically provided us with investment opportunities that fit our investment policy.

We have a flexible investment policy concentrating our investments in the area of long-term net-leased industrial properties to investment grade tenants. Our strategy is to obtain a favorable yield spread between the yield from the net-leased industrial properties and interest costs. We anticipate that we will continue to purchase net-leased, well-located industrial properties, because our management believes these investments offer a potential for long-term capital appreciation. There is the risk that, on expiration of current leases, the properties can become vacant or re-leased at lower rents. The results we obtain by re-leasing the properties will depend on the market for industrial properties at that time.

We also continue to invest in both debt and equity securities of other REITs. We from time to time may purchase these securities on margin when the interest and dividend yields exceed the cost of the funds. This securities portfolio, to the extent not pledged to secure borrowing, provides us with liquidity and additional income.  Such securities are subject to risk arising from adverse changes in market rates and prices, primarily interest rate risk relating to debt securities and equity price risk relating to equity securities.  From time to time, we may use derivative instruments to mitigate interest rate risk.

Prior to July 31, 2007, we operated as part of a group of three public companies (all REITs) which included UMH Properties, Inc. (“UMH”) and Monmouth Capital Corporation (“Monmouth Capital” and together with UMH, the “affiliated companies”). Monmouth Capital was merged into us on July 31, 2007. We continue to operate in conjunction with UMH. UMH has focused its investing in manufactured home communities. General and administrative expenses are allocated between the two remaining affiliated companies based on use or services provided. We currently have nine employees. Allocations of salaries and benefits are made between the affiliated companies based on the amount of the employees’ time dedicated to each affiliated company.

Our executive offices are located at Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey 07728, and our telephone number is (732) 577-9996. Our website is located at www.mreic.com. Information contained on our website is not a part of this prospectus.

RISK FACTORS

Set forth below are the risks that we believe are important to investors in our securities. Before you decide to purchase our securities, you should consider carefully the risks described below, together with the information provided in the other parts of this prospectus and any related prospectus supplement.

Real Estate Industry Risks

We face risks associated with local real estate conditions in areas where we own properties. We may be affected adversely by general economic conditions and local real estate conditions. For example, an oversupply of industrial properties in a local area or a decline in the attractiveness of our properties to tenants and potential tenants would have a negative effect on us.

Other factors that may affect general economic conditions or local real estate conditions include:

•	population and demographic trends;

•	employment and personal income trends;

•	zoning, use and other regulatory restrictions;

•	income tax laws;

•	changes in interest rates and availability and costs of financing;

•	competition from other available real estate;

•	our ability to provide adequate maintenance and insurance; and

•	increased operating costs, including insurance premiums, utilities and real estate taxes, which may not be offset by increased rents.

We may be unable to compete with our larger competitors and other alternatives available to tenants or potential tenants of our properties.  The real estate business is highly competitive. We compete for properties with other real estate investors and purchasers, including other real estate investment trusts, limited partnerships, syndications and private investors, many of whom have greater financial resources, revenues and geographical diversity than we have. Furthermore, we compete for tenants with other property owners. All of our industrial properties are subject to significant local competition. We also compete with a wide variety of institutions and other investors for capital funds necessary to support our investment activities and asset growth.  To the extent that we are unable to effectively compete in the marketplace, our business may be adversely affected.

We are subject to significant regulation that inhibits our activities and may increase our costs.  Local zoning and use laws, environmental statutes and other governmental requirements may restrict expansion, rehabilitation and reconstruction activities. These regulations may prevent us from taking advantage of economic opportunities. Legislation such as the Americans with Disabilities Act may require us to modify our properties at a substantial cost and noncompliance could result in the imposition of fines or an award of damages to private litigants. Future legislation may impose additional requirements. We cannot predict what requirements may be enacted or amended or what costs we will incur to comply with such requirements.

Our investments are concentrated in the industrial distribution sector and our business would be adversely affected by an economic downturn in that sector.  Our investments in real estate assets are primarily concentrated in the industrial distribution sector. This concentration may expose us to the risk of economic downturns in this sector to a greater extent than if our business activities included a more significant portion of other sectors of the real estate industry.

Risks Associated with Our Properties

We may be unable to renew leases or relet space as leases expire.  While we seek to invest in well-located, modern buildings leased to investment grade tenants on long term leases, a number of our properties are subject to short term leases. When a lease expires, a tenant may elect not to renew it. We may not be able to relet the property on similar terms, if we are able to relet the property at all. The terms of renewal or re-lease (including the cost of required renovations and/or concessions to tenants) may be less favorable to us than the prior lease. If we are unable to relet all or a substantial portion of our properties, or if the rental rates upon such reletting are significantly lower than expected rates, our cash generated before debt repayments and capital expenditures and our ability to make expected distributions, may be adversely affected. We have established an annual budget for renovation and reletting expenses that we believe is reasonable in light of each property’s operating history and local market characteristics. This budget, however, may not be sufficient to cover these expenses.

Our business is substantially dependent on Federal Express Corporation.  Federal Express Corporation is our largest tenant. As of June 30, 2009, Federal Express Corporation leased approximately 46% of the total square footage that we own.  Annualized rental income and occupancy charges from Federal Express Corporation and its subsidiaries are estimated at approximately 57% of total rental and reimbursement revenue for fiscal 2009.  If Federal Express Corporation terminated its leases with us or was unable to make lease payments because of a downturn in its business or otherwise, our financial condition and ability to make expected distributions will be materially and adversely affected.

We have been and may continue to be affected negatively by tenant financial difficulties and leasing delays.  At any time, a tenant may experience a downturn in its business that may weaken its financial condition. Similarly, a general decline in the economy may result in a decline in the demand for space at our industrial properties. As a result, our tenants may delay lease commencement, fail to make rental payments when due, or declare bankruptcy. Any such event could result in the termination of that tenant’s lease and losses to us, resulting in a decrease of distributions to investors. We receive a substantial portion of our income as rents under long-term leases. If tenants are unable to comply with the terms of their leases because of rising costs or falling revenues, we, in our sole discretion, may deem it advisable to modify lease terms to allow tenants to pay a lower rental rate or a smaller share of operating costs, taxes and insurance. If a tenant becomes insolvent or bankrupt, we cannot be sure that we could recover the premises from the tenant promptly or from a trustee or debtor-in-possession in any bankruptcy proceeding relating to the tenant. We also cannot be sure that we would receive rent in the proceeding sufficient to cover our expenses with respect to the premises. If a tenant becomes bankrupt, the federal bankruptcy code will apply and, in some instances, may restrict the amount and recoverability of our claims against the tenant. A tenant’s default on its obligations to us for any reason could adversely affect our financial condition and the cash we have available for distribution.

We may be unable to sell properties when appropriate because real estate investments are illiquid.  Real estate investments generally cannot be sold quickly and, therefore, will tend to limit our ability to vary our property portfolio promptly in response to changes in economic or other conditions. In addition, the Code limits our ability to sell our properties. The inability to respond promptly to changes in the performance of our property portfolio could adversely affect our financial condition and ability to service debt and make distributions to our stockholders.

Environmental liabilities could affect our profitability.  We face possible environmental liabilities. Environmental laws today can impose liability on a previous owner or operator of a property that owned or operated the property at a time when hazardous or toxic substances were disposed on, or released from, the property. A conveyance of the property, therefore, does not relieve the owner or operator from liability. As a current or former owner and operator of real estate, we may be required by law to investigate and clean up hazardous substances released at or from the properties we currently own or operate or have in the past owned or operated. We may also be liable to the government or to third parties for property damage, investigation costs and cleanup costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may adversely affect our ability to sell or lease real estate or to borrow using the real estate as collateral. We are not aware of any environmental liabilities relating to our investment properties which would have a material adverse effect on our business, assets, or results of operations. However, we cannot assure you that environmental liabilities will not arise in the future and that such liabilities will not have a material adverse effect on our business, assets or results of operation.

Actions by our competitors may decrease or prevent increases in the occupancy and rental rates of our properties.  We compete with other owners and operators of real estate, some of which own properties similar to ours in the same submarkets in which our properties are located. If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose potential tenants, and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants’ leases expire. As a result, our financial condition, cash flow, cash available for distribution, market price of our preferred and common stock and ability to satisfy our debt service obligations could be materially adversely affected.

Coverage under our existing insurance policies may be inadequate to cover losses.  We generally maintain insurance policies related to our business, including casualty, general liability and other policies, covering our business operations, employees and assets. However, we would be required to bear all losses that are not adequately covered by insurance. In addition, there are certain losses that are not generally insured because it is not economically feasible to insure against them, including losses due to riots or acts of war. If an uninsured loss or a loss in excess of insured limits occurs with respect to one or more of our properties, then we could lose the capital we invested in the properties, as well as the anticipated future revenue from the properties and, in the case of debt, which is with recourse to us, we would remain obligated for any mortgage debt or other financial obligations related to the properties. Although we believe that our insurance programs are adequate, we cannot assure you that we will not incur losses in excess of our insurance coverage, or that we will be able to obtain insurance in the future at acceptable levels and reasonable costs.

We face risks associated with property acquisitions.  We acquire individual properties and portfolios of properties, and intend to continue to do so. Our acquisition activities and their success are subject to the following risks:

•	when we are able to locate a desired property, competition from other real estate investors may significantly increase the purchase price;

•	acquired properties may fail to perform as expected;

•	the actual costs of repositioning or redeveloping acquired properties may be higher than our estimates;

•
acquired properties may be located in new markets where we face risks associated with an incomplete knowledge or understanding of the local market, a limited number of established business relationships in the area and a relative unfamiliarity with local governmental and permitting procedures;

•
we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisition of portfolios of properties, into our existing operations, and as a result, our results of operations and financial condition could be adversely affected; and

•
we may acquire properties subject to liabilities and without any recourse, or with only limited recourse. As a result, if a claim were asserted against us based upon ownership of those properties, we might have to pay substantial sums to resolve it, which could adversely affect our cash flow.

Financing Risks

We face risks generally associated with our debt.  We finance a portion of our investments in properties and marketable securities through debt. We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest.  In addition, debt creates risks, including:

•	rising interest rates on our floating rate debt;

•	failure to repay or refinance existing debt as it matures, which may result in forced disposition of assets on disadvantageous terms;

•	refinancing terms less favorable than the terms of existing debt; and

•	failure to meet required payments of principal and/or interest.

We mortgage our properties, which subjects us to the risk of foreclosure in the event of non-payment.  We mortgage many of our properties to secure payment of indebtedness and if we are unable to meet mortgage payments, then the property could be foreclosed upon or transferred to the mortgagee with a consequent loss of income and asset value. A foreclosure of one or more of our properties could adversely affect our financial condition, results of operations, cash flow, ability to service debt and make distributions and the market price of our preferred and common stock.

We face risks related to “balloon payments.”  Certain of our mortgages will have significant outstanding principal balances on their maturity dates, commonly known as “balloon payments.” There can be no assurance that we will be able to refinance the debt on favorable terms or at all.  To the extent we cannot refinance debt on favorable terms or at all, we may be forced to dispose of properties on disadvantageous terms or pay higher interest rates, either of which would have an adverse impact on our financial performance and ability to service debt and make distributions.

We face risks associated with our dependence on external sources of capital.  In order to qualify as a REIT, we are required each year to distribute to our stockholders at least 90% of our REIT taxable income, and we are subject to tax on our income to the extent it is not distributed. Because of this distribution requirement, we may not be able to fund all future capital needs from cash retained from operations. As a result, to fund capital needs, we rely on third-party sources of capital, which we may not be able to obtain on favorable terms, if at all. Our access to third-party sources of capital depends upon a number of factors, including (i) general market conditions; (ii) the market’s perception of our growth potential; (iii) our current and potential future earnings and cash distributions; and (iv) the market price of our capital stock. Additional debt financing may substantially increase our debt-to-total capitalization ratio. Additional equity issuance may dilute the holdings of our current stockholders.

We may become more highly leveraged.  Our governing documents do not limit the amount of indebtedness we may incur. Accordingly, our board of directors may vote to incur additional debt and would do so, for example, if it were necessary to maintain our status as a REIT. We might become more highly leveraged as a result, and our financial condition and cash available for service of debt and distributions might be negatively affected and the risk of default on our indebtedness could increase.

Covenants in our credit agreements could limit our flexibility and adversely affect our financial condition.  The terms of our various credit agreements and other indebtedness require us to comply with a number of customary financial and other covenants, such as maintaining debt service coverage and leverage ratios and maintaining insurance coverage. These covenants may limit our flexibility in our operations, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if we had satisfied our payment obligations. If we were to default under credit agreements, our financial condition would be adversely affected.

Other Risks

Current economic conditions, including recent volatility in the capital and credit markets, could harm our business, results of operations and financial condition.  The United States has experienced an economic recession with the capital and credit markets experiencing extreme volatility and disruption. The current economic environment has been affected by dramatic declines in the stock and housing markets, increases in foreclosures, unemployment and living costs as well as limited access to credit. This deteriorating economic situation has impacted and is expected to continue to impact consumer spending levels. A sustained economic downward trend could impact our tenants’ ability to meet their lease obligations due to poor operating results, lack of liquidity, bankruptcy or other reasons. Our ability to lease space and negotiate rents at advantageous rates could also be affected in this type of economic environment. Additionally, if current levels of market volatility continue to worsen, access to capital and credit markets could be disrupted over a more extended period, which may make it difficult to obtain the financing we may need for future growth and/or to meet our debt service obligations as they mature. Any of these events could harm our business, results of operations and financial condition.

We may not be able to access adequate cash to fund our business.  Our business requires access to adequate cash to finance our operations, distributions, capital expenditures, debt service obligations, development and redevelopment costs and property acquisition costs, if any. We expect to generate the cash to be used for these purposes primarily with operating cash flow, borrowings under secured term loans, proceeds from sales of strategically identified assets and, when market conditions permit, through the issuance of debt and equity securities from time to time. We may not be able to generate sufficient cash to fund our business, particularly if we are unable to renew leases, lease vacant space or re-lease space as leases expire according to expectations.

Moreover, difficult conditions in the financial markets, and the economy generally, have caused many lenders to suffer substantial losses, thereby causing many financial institutions to seek additional capital, to merge with other institutions and, in some cases, to fail. As a result, the real estate debt markets are experiencing a period of uncertainty, which may reduce our access to funding alternatives, or our ability to refinance debt on favorable terms, or at all. In addition, market conditions, such as the current global economic environment, may also hinder our ability to sell strategically identified assets and access the debt and equity capital markets. If these conditions persist, we may need to find alternative ways to access cash to fund our business, including distributions to stockholders.  Such alternatives may include, without limitation, curtailing development or redevelopment activity, disposing of one or more of our properties possibly on disadvantageous terms or entering into or renewing leases on less favorable terms than we otherwise would, all of which could adversely affect our profitability. If we are unable to generate, borrow or raise adequate cash to fund our business through traditional or alternative means, our business, operations, financial condition and distributions to stockholders will be adversely affected.

We are dependent on key personnel.  Our executive and other senior officers have a significant role in our success. Our ability to retain our management group or to attract suitable replacements should any members of the management group leave is dependent on the competitive nature of the employment market. The loss of services from key members of the management group or a limitation in their availability could adversely affect our financial condition and cash flow. Further, such a loss could be negatively perceived in the capital markets.

We may amend our business policies without your approval.  Our board of directors determines our growth, investment, financing, capitalization, borrowing, REIT status, operations and distributions policies. Although our board of directors has no present intention to amend or reverse any of these policies, they may be amended or revised without notice to stockholders. Accordingly, stockholders may not have control over changes in our policies. We cannot assure you that changes in our policies will serve fully the interests of all stockholders.

The market value of our preferred and common stock could decrease based on our performance and market perception and conditions.   The market value of our preferred and common stock may be based primarily upon the market’s perception of our growth potential and current and future cash dividends, and may be secondarily based upon the real estate market value of our underlying assets. The market price of our preferred and common stock is influenced by their respective distributions relative to market interest rates. Rising interest rates may lead potential buyers of our stock to expect a higher distribution rate, which would adversely affect the market price of our  stock. In addition, rising interest rates would result in increased expense, thereby adversely affecting cash flow and our ability to service our indebtedness and pay distributions.

There are restrictions on the transfer of our capital stock. To maintain our qualification as a REIT under the Code, no more than 50% in value of our outstanding capital stock may be owned, actually or by attribution, by five or fewer individuals, as defined in the Code to also include certain entities, during the last half of a taxable year. Accordingly, our charter and bylaws contain provisions restricting the transfer of our capital stock. See “Description of Capital Stock - Restrictions on Ownership and Transfer.”

Our earnings are dependent, in part, upon the performance of our investment portfolio.  As permitted by the Code, we invest in and own securities of other real estate investment trusts. To the extent that the value of those investments declines or those investments do not provide a return, our earnings and cash flow could be adversely affected.

We are subject to restrictions that may impede our ability to effect a change in control. Certain provisions contained in our charter and bylaws and certain provisions of Maryland law may have the effect of discouraging a third party from making an acquisition proposal for us and thereby inhibit a change in control. These provisions include the following:

•
Our charter provides for three classes of directors with the term of office of one class expiring each year, commonly referred to as a "staggered board." By preventing common stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our board of directors in control for a longer period of time than stockholders may desire.

•
Our charter generally limits any holder from acquiring more than 9.8% (in value or in number, whichever is more restrictive) of our outstanding equity stock (defined as all of our classes of capital stock, except our excess stock). While this provision is intended to assure our ability to remain a qualified REIT for Federal income tax purposes, the ownership limit may also limit the opportunity for stockholders to receive a premium for their shares of common stock that might otherwise exist if an investor was attempting to assemble a block of shares in excess of 9.8% of the outstanding shares of equity stock or otherwise effect a change in control.

•
The request of the holders of a majority or more of our common stock is necessary for stockholders to call a special meeting. We also require advance notice by common stockholders for the nomination of directors or proposals of business to be considered at a meeting of stockholders.

Our Board of Directors may authorize and issue securities without stockholder approval. Under our Charter, the board has the power to classify and reclassify any of our unissued shares of capital stock into shares of capital stock with such preferences, rights, powers and restrictions as the board of directors may determine. The authorization and issuance of a new class of capital stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders’ best interests.

Maryland business statutes may limit the ability of a third party to acquire control of us.  Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders rights plan, (c) make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, or (d) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law the act of a director of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

The Maryland Business Combination Act provides that unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10 percent or more of its assets, certain issuances of shares of stock and other specified transactions, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10 percent or more of the voting power of the outstanding stock of the Maryland corporation. In our charter, we have expressly elected that the Maryland Business Combination Act not govern or apply to any transaction with UMH, a Maryland corporation.

We cannot assure you that we will be able to pay dividends regularly.  Our ability to pay dividends in the future is dependent on our ability to operate profitably and to generate cash from our operations and the operations of our subsidiaries. We cannot guarantee that we will be able to pay dividends on a regular quarterly basis in the future.

If our leases are not respected as true leases for federal income tax purposes, we would fail to qualify as a REIT.  To qualify as a REIT, we must, among other things, satisfy two gross income tests, under which specified percentages of our gross income must be passive income, such as rent. For the rent paid pursuant to our leases, to qualify for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. We believe that our leases will be respected as true leases for federal income tax purposes. However, there can be no assurance that the Internal Revenue Service (“IRS”) will agree with this view. If the leases are not respected as true leases for federal income tax purposes, we would not be able to satisfy either of the two gross income tests applicable to REITs, and we would most likely lose our REIT status.

Failure to make required distributions would subject us to additional tax.  In order to qualify as a REIT, we must, among other requirements, distribute, each year, to our stockholders at least 90 percent of our taxable income, excluding net capital gains. To the extent that we satisfy the 90 percent distribution requirement, but distribute less than 100 percent of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4 percent nondeductible excise tax on the amount, if any, by which our distributions (or deemed distributions) in any year are less than the sum of:

• 85 percent of our ordinary income for that year;

• 95 percent of our capital gain net earnings for that year; and

• 100 percent of our undistributed taxable income from prior years.

To the extent we pay out in excess of 100 percent of our taxable income for any tax year, we may be able to carry forward such excess to subsequent years to reduce our required distributions in such years. We intend to pay out our income to our stockholders in a manner intended to satisfy the distribution requirement. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax.

We may not have sufficient cash available from operations to pay distributions, and, therefore, distributions may be made from borrowings.  The actual amount and timing of distributions will be determined by our board of directors in its discretion and typically will depend on the amount of cash available for distribution, which will depend on items such as current and projected cash requirements and tax considerations. As a result, we may not have sufficient cash available from operations to pay distributions as required to maintain our status as a REIT. Therefore, we may need to borrow funds to make sufficient cash distributions in order to maintain our status as a REIT, which may cause us to incur additional interest expense as a result of an increase in borrowed funds for the purpose of paying distributions.

We may be required to pay a penalty tax upon the sale of a property. The federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100 percent penalty tax. Under current law, unless a sale of real property qualifies for a safe harbor, the question of whether the sale of real estate or other property constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. We intend that we and our subsidiaries will hold the interests in the real estate for investment with a view to long-term appreciation, engage in the business of acquiring and owning real estate, and make occasional sales as are consistent with our investment objectives. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

We may fail to qualify as a REIT.  If we fail to qualify as a REIT, we will not be allowed to deduct distributions to stockholders in computing our taxable income and will be subject to Federal income tax, including any applicable alternative minimum tax, at regular corporate rates. In addition, we might be barred from qualification as a REIT for the four years following disqualification. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to stockholders and for debt service.

Furthermore, we would no longer be required to make any distributions to our stockholders as a condition to REIT qualification. Any distributions to stockholders would be taxable as ordinary income to the extent of our current and accumulated earnings and profits, although such dividend distributions would be subject to a top federal tax rate of 15% through 2010. Corporate distributees, however, may be eligible for the dividends received deduction on the distributions, subject to limitations under the Code.

To qualify as a REIT, we must comply with certain highly technical and complex requirements.  We cannot be certain we have complied, and will always be able to comply, with the requirements to qualify as a REIT because there are few judicial and administrative interpretations of these provisions.  In addition, facts and circumstances that may be beyond our control may affect our ability to continue to qualify as a REIT. We cannot assure you that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to our qualification as a REIT or with respect to the Federal income tax consequences of qualification. We believe that we have qualified as a REIT since our inception and intend to continue to qualify as a REIT. However, we cannot assure you that we are qualified or will remain qualified.

There is a risk of changes in the tax law applicable to real estate investment trusts.  Because the Internal Revenue Service, the United States Treasury Department and Congress frequently review federal income tax legislation, we cannot predict whether, when or to what extent new federal tax laws, regulations, interpretations or rulings will be adopted. Any of such legislative action may prospectively or retroactively modify our tax treatment and, therefore, may adversely affect taxation of us and/or our investors.

We may be unable to comply with the strict income distribution requirements applicable to REITs.  To maintain qualification as a REIT under the Code, a REIT must annually distribute to its stockholders at least 90% of its REIT taxable income, excluding the dividends paid deduction and net capital gains. This requirement limits our ability to accumulate capital. We may not have sufficient cash or other liquid assets to meet the distribution requirements. Difficulties in meeting the distribution requirements might arise due to competing demands for our funds or to timing differences between tax reporting and cash receipts and disbursements, because income may have to be reported before cash is received, because expenses may have to be paid before a deduction is allowed, because deductions may be disallowed or limited or because the Internal Revenue Service may make a determination that adjusts reported income. In those situations, we might be required to borrow funds or sell properties on adverse terms in order to meet the distribution requirements and interest and penalties could apply which could adversely affect our financial condition. If we fail to make a required distribution, we would cease to be taxed as a REIT.

Notwithstanding our status as a REIT, we are subject to various federal, state and local taxes on our income and property.  For example, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided; however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. We may be subject to other Federal income taxes as more fully described in “Material United States Federal Income Tax Consequences-Taxation of Us as a REIT.” We may also have to pay some state income or franchise taxes because not all states treat REITs in the same manner as they are treated for Federal income tax purposes.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, we may make forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in documents filed under the Securities Act, the Exchange Act, press releases or other public statements with respect to our financial condition, results of operations and business. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “may,” and similar expressions, and the negatives of such words and expressions as they relate to us or our management are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance. Potential investors should not place undue reliance on forward-looking statements as they involve numerous risks and uncertainties that could cause actual results to differ materially from the results stated or implied in the forward-looking statements. If we make forward-looking statements, we assume no obligation to update forward-looking statements. In evaluating the securities offered by this prospectus, you should carefully consider the discussion of risks and uncertainties in the section entitled “Risk Factors” beginning on page 2 of this prospectus and those in the documents we incorporate by reference that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds of any sale of securities for working capital and general corporate purposes, including, without limitation, the development and acquisition of additional properties in the ordinary course of our business.

RATIO OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to fixed charges and combined fixed charges and preferred stock dividends for the nine months ended June 30, 2009, and for each of the last five fiscal years.

	Nine Months Ended June 30,	Year Ended September 30,
	2009	2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges	0.97	1.28	1.62	1.60	1.94	1.87

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	0.83	1.08	1.34	1.60	1.94	1.87

For the purpose of computing these ratios, earnings have been calculated by adding pre-tax income from continuing operations before adjustment for income or loss from equity investees; fixed charges; amortization of capitalized interest; distributed income of equity investees; and the Company’s share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges; and subtracting from the total of those items capitalized interest; preference security dividend requirements of consolidated subsidiaries; and the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of the sum of interest costs, whether expensed or capitalized, the estimated interest component of rental expenses, amortized premiums, discounts and capitalized expenses related to indebtedness, and preference security dividend requirements of consolidated subsidiaries. Preferred stock dividends are the amount of pre-tax earnings that are required to pay the dividends on outstanding preferred securities.

For the nine months ended June 30, 2009, the dollar amount of the deficiency is $ 290,487 for the ratio of earnings to fixed charges and is $ 2,181,398 for the ratio of earnings to combined fixed charges and preferred stock dividends.

DESCRIPTION OF CAPITAL STOCK

The following description is only a summary of certain terms and provisions of our capital stock. You should refer to our charter and bylaws for a complete description.

General.  Our authorized capital stock consists of 41,322,500 shares, classified as 35,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of excess stock, par value $0.01 per share, and 1,322,500 shares of 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, $25 liquidation value per share, (“Series A Preferred Stock”).  The excess stock is designed to protect our status as a REIT under the Code. See “—Restrictions on Ownership and Transfer.”

As of August 3, 2009, 25,332,551 and 25,327,551 shares of common stock were issued and outstanding, respectively and no shares of excess stock were issued and outstanding. Our outstanding shares of common stock are currently listed on the Nasdaq Global Select Market under the symbol “MNRTA.” As of August 3, 2009, 1,322,500 shares of our Series A Preferred Stock were issued and outstanding. Our outstanding shares of Series A Preferred Stock are currently listed on the Nasdaq Global Select Market under the symbol “MNRTP.”  We intend to apply to the Nasdaq Global Select Market to list any additional shares of preferred or common stock offered pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.

Under Maryland General Corporation Law (“MGCL”) and our charter, a majority of our entire board of directors has the power, without action by the stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue.  Our board of directors is also authorized under the MGCL and our charter to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Before issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set, subject to restrictions in our charter on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series.  Thus, our board of directors could authorize the issuance of shares of stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Our management believes that the power to issue additional shares of stock and to classify or reclassify unissued shares of stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholders approval, unless stockholders approval is required by applicable law or the rules of any stock exchange or automated quotation system on which shares of our stock may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Restrictions on Ownership and Transfer.  To qualify as a REIT under the Code, we must satisfy a number of statutory requirements, including a requirement that no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of a taxable year. In addition, if we, or an actual or constructive owner of 10% or more of us, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent we receive (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

Our charter prohibits any transfer of shares of our stock or any other change in our capital structure that would result in:

•	any person directly or indirectly acquiring beneficial ownership of more than 9.8% of the outstanding shares of our stock (other than shares of excess stock);

•	outstanding shares of our stock (other than shares of excess stock) being constructively or beneficially owned by fewer than 100 persons;

•	us being “closely held” within the meaning of Section 856 of the Code; or

•	us otherwise failing to qualify as a REIT under the Code.

Our charter requires that any person who acquires or attempts to acquire shares of our stock (other than shares of excess stock), in violation of these restrictions, which we refer to as the ownership limits, give at least 15 days’ prior written notice to us. If any person attempts to transfer shares of our stock, or attempts to cause any other event to occur, that would result in a violation of the ownership limits, then:

•
any proposed transfer will be void ab initio, the purported transferee of such shares will acquire no interest in the shares and the shares that were subject to the attempted transfer or other event will, effective as of the close of business on the business day before the date of the attempted transfer or other event, automatically, without action by us or any other person, be converted into and exchanged for an equal number of shares of excess stock;

•
we may redeem any shares of excess stock and, before the attempted transfer or other event that results in a conversion into and exchange for shares of excess stock, any shares of our stock of any other class or series that are attempted to be owned or transferred in violation of the ownership limits, at a price equal to the lesser of the price per share paid in the attempted transfer or other event that violated the ownership limits and the last reported sales price of shares of such class of our stock on the NASDAQ Global Select Market on the day we give notice of redemption or, if shares of such class of our stock are not then traded on the

          NASDAQ Global Select Market the market price of such shares determined in accordance with our charter; and

•	our board of directors may take any action it deems advisable to refuse to give effect to, or to prevent, any such attempted transfer or other event.

Shares of excess stock will be held in book entry form in the name of a trustee appointed by us to hold the excess shares for the benefit of one or more charitable beneficiaries appointed by us and a beneficiary designated by the purported transferee, which we refer to as the designated beneficiary, whose ownership of the shares of our stock that were converted into and exchanged for excess stock does not violate the ownership limits. The purported transferee may not receive consideration in exchange for designating the designated beneficiary in an amount that exceeds the price per share that the purported transferee paid for the shares of our stock converted into and exchanged for shares of excess stock or, if the purported transferee did not give value for such shares, the market price of the shares on the date of the purported transfer or other event resulting in the conversion and exchange. Any excess amounts received by the purported transferee as consideration for designating the designated beneficiary must be paid to the trustee for the benefit of the charitable beneficiary. Upon the written designation of a designated beneficiary and the waiver by us of our right to redeem the shares of excess stock, the trustee will transfer the shares of excess stock to the designated beneficiary and, upon such transfer, the shares of excess stock will automatically be converted into and exchanged for the number and class of shares of our stock as were converted into and exchanged for such shares of excess stock. Shares of excess stock are not otherwise transferable. If the purported transferee attempts to transfer shares of our stock before discovering that the shares have been converted into and exchanged for shares of excess stock, the shares will be deemed to have been sold on behalf of the trust and any amount received by the purported transferee in excess of what the purported transferee would have been entitled to receive as consideration for designating a designated beneficiary will be paid to the trustee on demand.

Holders of shares of excess stock are not entitled to vote on any matter submitted to a vote at a meeting of our stockholders. Upon the voluntary or involuntary liquidation, dissolution or winding up of the company, the trustee must distribute to the designated beneficiary any amounts received as a distribution on the shares of excess stock that do not exceed the price per share paid by the purported transferee in the transaction that created the violation or, if the purported transferee did not give value for such shares, the market price of the shares of our stock that were converted into and exchanged for shares of excess stock, on the date of the purported transfer or other event that resulted in such conversion and exchange. Any amount received upon the voluntary or involuntary liquidation, dissolution or winding up of the company not payable to the designated beneficiary, and any other dividends or distributions paid on shares of excess stock, will be distributed by the trustee to the charitable beneficiary.

Every holder of more than 5% of the number or value of outstanding shares of our stock must give written notice to us stating the name and address of such owner, the number of shares of stock beneficially or constructively owned and a description of the manner in which the shares are owned. Our board of directors may, in its sole and absolute discretion, exempt certain persons from the ownership limitations contained in our charter if ownership of shares of capital stock by such persons would not disqualify us as a REIT under the Code.

Description of Common Stock

Relationship of Common Stock and Preferred Stock.  The rights of  holders of common stock will be subject to, and may be adversely affected by, the rights of holders of outstanding preferred stock and preferred stock that may be issued in the future. Our board of directors may cause preferred stock to be issued to obtain additional capital, in connection with acquisitions, to our officers, directors and employees pursuant to benefit plans or otherwise and for other corporate purposes.  Both our preferred stock and our common stock are subject to certain ownership restrictions designed to help us maintain our qualification as a REIT under the Code, which are described under “Description of Capital Stock - Restrictions on Ownership and Transfer.”

Preferences, Sinking Fund Provisions and Preemptive Rights. The shares of common stock will, when issued, be fully-paid and non-assessable and will have no preferences, conversion, sinking fund, redemption rights

(except with respect to shares of excess stock, described above) or preemptive rights to subscribe for any of our securities.

Voting Rights.  Subject to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, our common stockholders will have one vote per share on all matters submitted to a vote of the common stockholders, including the election of directors. Except as provided with respect to any other class or series of capital stock, the holders of common stock will possess the exclusive voting power.

There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares of common stock, if any, will not be able to elect any directors, except as otherwise provided for in any other class or series of our capital stock, including any preferred stock.

Distributions.  Subject to any preferential rights granted to any class or series of our capital stock, including any preferred stock, and to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, holders of our common stock will be entitled to receive dividends or other distributions if, as and when declared, by our board of directors out of funds legally available for dividends or other distributions to stockholders. Subject to the provisions in our charter regarding restrictions on ownership and transfer, all shares of our common stock have equal distribution rights.  In the event of our liquidation, dissolution or winding up, after payment of any preferential amounts to any class of preferred stock which may be outstanding and after payment of, or adequate provision for, all of our known debts and liabilities, holders of common stock and excess stock will be entitled to share ratably in all assets that we may legally distribute to our stockholders.

Stockholder Liability.  Under Maryland law, holders of our common stock will not be liable for our obligations solely as a result of their status as a stockholder.

Transfer Agent.  The registrar and transfer agent for shares of our common stock is American Stock Transfer & Trust Company.

Description of Preferred Stock

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the preferred stock that we may offer under this prospectus.  While the terms we have summarized below will apply generally to any future preferred stock we may offer, we will describe the particular terms of any preferred stock that we may offer in more detail in the applicable prospectus supplement.  The terms of any preferred stock we offer under that prospectus may differ from the terms we describe below.

General.  Shares of preferred stock may be issued from time to time, in one or more series, as authorized by our board of directors. Before issuance of shares of each series, the board of directors is required to fix for each such series, subject to the provisions of MGCL and our charter, the powers, designations, preferences and relative, participating, optional or other special rights of such series and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other matters as may be fixed by resolution of the board of directors or a duly authorized committee thereof.   The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. Also, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock.  The board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority of, shares of common stock might believe to be in their best interests, or in which holders of some, or a majority of, shares of common stock might receive a premium for their shares of common stock over the then market price of such shares.

The shares of preferred stock will, when issued, be fully-paid and non-assessable and will have no preemptive rights.   Under Maryland law, holders of our preferred stock generally are not responsible for our debts or obligations.  Both our preferred stock and our common stock are subject to certain ownership restrictions designed to help us maintain our qualification as a REIT under the Code, which are described under “Description of Capital Stock - Restrictions on Ownership and Transfer.”

The prospectus supplement relating to any shares of preferred stock offered thereby will contain the specific terms, including:

•	the title and stated value of such shares of preferred stock;

•	the number of such shares of preferred stock offered, the liquidation preference per share and the offering price of such shares of preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such shares of preferred stock;

•	the date from which dividends on such shares of preferred stock will accumulate, if applicable;

•	the procedures for any auction and remarketing, if any, for such shares of preferred stock;

•	the provision for a sinking fund, if any, for the shares of preferred stock;

•	the provisions for redemption, if applicable, of the shares of preferred stock;

•	whether or not any restrictions on the repurchase or redemption of shares exists while there is any arrearage in the payment of dividends or sinking fund installments;

•	any listing of the shares of preferred stock on any securities exchange;

•
the terms and conditions, if applicable, upon which the shares of preferred stock will be convertible into shares of our common stock, including the conversion price (or manner of calculation thereof);

•	a discussion of Federal income tax considerations applicable to such shares of preferred stock;

•	the relative ranking and preferences of such shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•
any limitations on issuance of any series of shares of preferred stock ranking senior to or on a parity with such series of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on direct or beneficial ownership and restrictions on transfer of such shares of preferred stock, in each case as may be appropriate to preserve our status as a REIT; and

•	the voting rights, if any, of such shares of preferred stock; and

•	any other specific terms, preferences, rights, limitations or restrictions of such shares of preferred stock.

The registrar and transfer agent for shares of preferred stock will be set forth in the applicable prospectus supplement.

Rank.  Unless otherwise specified in the applicable prospectus supplement, the preferred stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up, and allocation of our earnings and losses:  (i) senior to all classes or series of our common stock, and to all equity securities ranking junior to the preferred stock; (ii) on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the preferred stock; and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred stock.

Distributions.  Subject to any preferential rights of any outstanding securities or series of securities, the holders of preferred stock will be entitled to receive dividends, when and as authorized by our board of directors, out of legally available funds, and share pro rata the amount to be distributed to such class or series of preferred stock based on the number of shares of preferred stock of the same class or series outstanding.  Distributions will be made at such rates and on such dates as will be set forth in the applicable prospectus supplement

Voting Rights. Unless otherwise indicated in the applicable prospectus supplement, holders of our preferred stock will not have any voting rights.

Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, and before any distribution or payment shall be made to the holders of any common stock or any other class or series of stock ranking junior to our preferred stock, the holders of our preferred stock shall be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods).  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets.  In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred stock and the corresponding amounts payable on all of our other outstanding equity securities ranking on a parity with the preferred stock in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, then the holders of our preferred stock and the holders of such other outstanding equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions are made in full to all holders of our preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of equity securities ranking junior to the preferred stock in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, according to their respective rights and preferences and in each case according to their respective number of shares of stock.

If we consolidate or merge with or into, or sell, lease or convey all or substantially all of our property or business to, any corporation, trust or other entity, such transaction shall not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.

Conversion Rights.  The terms and conditions, if any, upon which our preferred stock is convertible into common stock will be set forth in the applicable prospectus supplement.  Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred stock.

Redemption.  If so provided in the applicable prospectus supplement, our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

Stockholder Liability.  Under Maryland law, holders of our preferred stock will not be liable for our obligations solely as a result of their status as a stockholder.

Transfer Agent.  The registrar and transfer agent for our preferred stock will be set forth in the applicable prospectus supplement.

The description of the provisions of the shares of preferred stock set forth in this prospectus and in any related prospectus supplement is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the definitive articles supplementary to our charter relating to such series of shares of preferred stock. You should read these documents carefully to fully understand the terms of the shares of preferred stock. In connection with any offering of shares of preferred stock, articles supplementary will be filed with the SEC as an exhibit or incorporated by reference in the Registration Statement.

 Series A Cumulative Redeemable Preferred Stock.    On November 30, 2006, we issued 1,150,000 shares of our Series A Preferred Stock in a public offering.  The Series A Preferred Stock, $.01 par value per share, has a liquidation preference of $25.00 per share.  Dividends on the Series A Preferred Stock are cumulative, accrue from the date of issuance and are payable quarterly in arrears at a rate of $1.90625 per share per annum.  We generally must be current in our dividend payments on the Series A Cumulative Redeemable Preferred Stock in order to pay dividends on our common stock.  The holders of  Series A Cumulative Redeemable Preferred Stock have no voting rights, other than limited voting rights concerning the election of additional directors in the event of certain preferred dividend arrearages.  The Series A Cumulative Redeemable Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, and is not convertible into any other securities of the Company.  The Series A Cumulative Redeemable Preferred Stock may not be redeemed by the Company prior to December 5, 2011.  At that time, we will have the right to redeem the shares, in whole or in part, at any time for a cash redemption price of $25.00 per share plus accrued and unpaid dividends.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the senior debt securities under a senior indenture which we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under a subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. The terms of any indenture that we enter into may differ from the terms we describe below. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

 The indentures will be qualified under the Trust Indenture Act of 1939 (the “Trust Indenture Act”). We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

      General.  The debt securities will be direct, unsecured obligations of the Company and may either be senior or subordinated debt securities. We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•
whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•
the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	the terms of the subordination of any series of subordinated debt;
•
the aggregate amount of indebtedness that would be senior to the subordinated debt and a description of any limitation on the issuance of such additional senior indebtedness (or a statement that there is no such limitation);

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•
the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•
the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the security holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

o	incur additional indebtedness;

o	issue additional securities;

o	create liens;

o	pay dividends and make distributions in respect of our capital stock;

o	redeem capital stock;

o	make investments or other restricted payments;

o	sell or otherwise dispose of assets;

o	engage in transactions with stockholders and affiliates; or

o	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios or to maintain reserves;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated;

•
any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities; and

•
the name of any trustee(s) and the nature of any material relationships with the trustee, the percentage of securities of the class necessary to require the trustee to take action and what indemnification the trustee may require before proceeding to enforce any liens.

Conversion or Exchange Rights.  We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the security holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the security holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those security holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale.  The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provision for the conversion of the debt securities into securities which the security holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default. The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•
if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or stockholders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such security holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any security holder.

The security holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the security holders of the applicable series of debt securities, unless such security holders have offered the debenture trustee reasonable indemnity. The security holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the security holder is not in conflict with any law or the applicable indenture; and

•
subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the security holders not involved in the proceeding.

A security holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the security holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such security holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•
the debenture trustee does not institute the proceeding, and does not receive from the security holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants, if any, in the indentures.

Modification of Indenture; Waiver.  We and the debenture trustee may change an indenture without the consent of any security holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Consolidation, Merger or Sale”;

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any series;

•
to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the security holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•	to change anything that does not harm the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each security holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.

Discharge.  Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer.  We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the security holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the security holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•
issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee.  The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any security holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents.  Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the security holder or by wire transfer to certain security holders. We will name in the applicable prospectus supplement the paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law.  The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities.  The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

CERTAIN PROVISIONS OF MARYLAND LAW
AND OUR CHARTER AND BY-LAWS

The following is a summary of certain provisions of the MGCL and our charter and bylaws. Because this description is only a summary, it does not contain all the information about the MGCL or our charter and bylaws that may be important to you.  In particular, you should refer to, and this summary as qualified in its entirety by reference to the MGCL and our charter, including any articles supplementary, and bylaws. You should read these documents carefully to fully understand the terms of Maryland law, our charter and our bylaws.

The Board of Directors.  Our board of directors is currently comprised of thirteen directors. Our charter and bylaws provide that the board may alter the number of directors to a number not exceeding 15 or less than three. Our charter provides that the members of the board shall be divided, as evenly as possible, into three classes, with approximately one-third of the directors elected by the stockholders annually. Each director will serve for a three year term or until his or her successor is duly elected and has qualified.  Holders of shares will have no right to cumulative voting in the election of directors.

Business Combinations. Under the Maryland Business Combination Act, business combinations between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•
an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The MGCL permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the act, our charter exempts any business combination between us and UMH.  Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and UMH.

Control Share Acquisitions. The provisions of the Maryland Control Share Acquisition Act provide that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the acquisition of control shares.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the provisions of the Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. There can be no assurance that our board of directors will not eliminate this provision at any time in the future.

Unsolicited Takeovers Act. Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•
a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a requirement that a special meeting of stockholders may occur if at least a majority of stockholders request such in writing.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) have a classified board, (b) require a two-thirds vote for the removal of any director from the board, (c) vest in the board the exclusive power to fix the number of directors and (d) require, unless called by its president, the chairman of the board or a majority of the board of directors, the request of stockholders entitled to cast a majority of the votes entitled to be cast at such meeting to call a special meeting of stockholders.  We have elected to be governed by the provision of Subtitle 8 providing that a vacancy on its board of directors may be filled only by the remaining directors, for the remainder of the full term of the class of directors in which the vacancy occurred.

Advance Notice of Director Nominations and New Business. Our bylaws provide that, with respect to an annual meeting of our stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at an annual meeting may be made only (i) pursuant to the notice of the meeting, (ii) by our board of directors or (iii) by one of our stockholders who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of our stockholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting of its stockholders may be made only (i) pursuant to the notice of the meeting, (ii) by the board of directors or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Meetings of Stockholders. Under our bylaws, annual meetings of stockholders are to be held each year at a date and time as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of our board of directors or by the president and must be called by the secretary upon the written request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting.

Amendment of Charter and Bylaws. Our charter generally may be amended only upon approval of the board of directors and the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. Under the MGCL, certain charter amendments may be effected by the board of directors, without stockholder approval, such as an amendment changing the name of the corporation or an amendment increasing or decreasing the number of its authorized shares of stock. Our bylaws may be amended only by vote of a majority of the board of directors.

Dissolution. Our dissolution must be advised by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two thirds of all of the votes entitled to be cast on the matter.

Removal of Directors. Our charter provides that a director may be removed only for cause, as defined in the charter, and only by the affirmative vote of stockholders entitled to cast not less than two-thirds of the votes entitled to be cast in the election of directors, generally. This provision, when coupled with the subtitle 8 election vesting in our board of directors the sole power to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and from filling the vacancies created by the removal with their own nominees.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Introductory Notes

The following is a description of the material Federal income tax considerations to a holder of our securities. An applicable prospectus supplement will contain information about additional Federal income tax considerations, if any, relating to particular offerings of our securities. The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective security holder in light of his or her particular circumstances or to stockholders (including insurance companies, tax exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

Husch Blackwell Sanders LLP has provided an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable Federal income tax law, is correct in all material respects and fairly summarizes in all material respects the Federal income tax laws referred to herein. This opinion is limited to this discussion under the heading "Material United States Federal Income Tax Consequences" and is filed as an exhibit to the registration statement of which this prospectus is a part. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our common stock, preferred stock, or debt securities to any particular holder. The opinion, and the information in this section, is based on the Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and the information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel’s best judgment with respect to the probable outcome on the merits and are not binding on the Internal Revenue Service or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

Each prospective purchaser is advised to consult the applicable prospectus supplement, as well as his or her own tax advisor, regarding the specific tax consequences to him or her of the acquisition, ownership and sale of securities of an entity electing to be taxed as a real estate investment trust, including the Federal, state, local, foreign, and other tax consequences of such acquisition, ownership, sale, and election and of potential changes in applicable tax laws.

Taxation of Us as a REIT

General.  We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year which ended September 30, 1968. Our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. We believe that we are organized and have operated in such a manner as to qualify under the Code for taxation as a REIT since our inception, and we intend to continue to operate in such a manner. No assurances, however, can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. See “Failure to Qualify” below.

The following is a general summary of the material Code provisions that govern the Federal income tax treatment of a REIT and its security holders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the Treasury Regulations, and administrative and judicial interpretations thereof.

Husch Blackwell Sanders LLP has provided to us an opinion to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, effective for each of our taxable years ended September 30, 2005 through September 30, 2008, and our current and proposed organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending September 30, 2009 and thereafter. This opinion is filed as an exhibit to the registration statement of which this prospectus is a part. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by us to Husch Blackwell Sanders LLP as to factual matters relating to our organization and operation. Since qualification as a REIT requires us to satisfy certain income and asset tests throughout the fiscal year ending September 30, 2009, Husch Blackwell Sanders LLP’s opinion is based upon assumptions and our representations as to future conduct, income and assets. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws.

Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Code described in this prospectus with regard to, among other things, the sources of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. Husch Blackwell Sanders LLP will not review our operating results on an ongoing basis. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.

If we qualify for taxation as a REIT, we generally will not be subject to Federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a corporation.

Notwithstanding our REIT election, however, we will be subject to Federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. Second, under certain circumstances, we may be subject to the “alternative minimum tax” on any items of tax preference and alternative minimum tax adjustments. Third, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a tax in an amount equal to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. Sixth, if we should fail to satisfy any of the asset tests (as discussed below) for a particular quarter and do not qualify for certain de minimis exceptions but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of (i) $50,000 or (ii) the amount determined by multiplying the highest corporate tax rate by the net income generated by certain disqualified assets for a specified period of time. Seventh, if we fail to satisfy REIT requirements other than the income or asset tests but nonetheless maintain our qualification because certain other requirements are met, we must pay a penalty of $50,000 for each such failure. Eighth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (For this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders. See “Annual Distribution Requirements” below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Ninth, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period (temporarily shortened to a 7-year period for any taxable year beginning in 2009 or 2010 if the seventh year preceded such taxable year) beginning on the date on which such asset was acquired by us, then, to the extent of such property’s built-in gain (the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable assuming that we made or would make an election pursuant to Notice 88-19 or Treasury Regulations that were promulgated originally in 2000. Tenth, we would be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary were not comparable to similar arrangements among unrelated parties.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Code Sections 856 through 859; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules; (vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been terminated or revoked and (viii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient common stock with sufficient diversity of ownership to allow us to satisfy requirements (v) and (vi). In addition, our charter contains restrictions regarding the transfer of our stock intended to assist in continuing to satisfy the stock ownership requirements described in (v) and (vi) above. These restrictions, however, may not ensure that we will be able to satisfy these stock ownership requirements. If we fail to satisfy these stock ownership requirements, we will fail to qualify as a REIT.

In addition, if a corporation elected to be a REIT subsequent to October 4, 1976, it must have as its taxable year the calendar year. We elected to be classified as a REIT prior to that date. Consequently, our taxable year ends September 30.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We believe that we have complied with this requirement.

For our tax years beginning prior to January 1, 1998, pursuant to applicable Treasury Regulations, to be taxed as a REIT, we were required to maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares.  For our tax years beginning January 1, 1998 and after, these records and informational requirements are no longer a condition to REIT qualification. Instead, a monetary penalty will be imposed for failure to comply with these requirements.  We have complied with such requirements.  If we comply with these regulatory rules, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (vi) above, we will be treated as having met the requirement.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary generally will be disregarded for Federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to Federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable

REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is subject to Federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform certain impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of Federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. We currently have a taxable REIT subsidiary, MREIC Financial, Inc., and may establish additional taxable REIT subsidiaries in the future.

Income Tests

In order for us to maintain qualification as a REIT, two separate percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year generally must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property,” gain, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

Rents received by us will qualify as “rents from real property” in satisfying the above gross income tests only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, rents received from a tenant will not qualify as “rents from real property” if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively own 10% or more of such tenant (a “Related Party Tenant”). We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary generally will not be disqualified from being “rents from real property” by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space, as determined pursuant to the rules in Section 856(d)(8).

Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” This 15% test is based on relative fair market values of the real and personal property.

Generally, for rents to qualify as “rents from real property” for the purposes of the gross income tests, we are only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided, in the case of impermissible services that are customary, through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or, in the case of even non-customary impermissible services, through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

In addition to being structured to satisfy the above listed conditions, our leases will be structured with the intent to qualify as true leases for Federal income tax purposes. If, however, our leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that we, our applicable subsidiary or other lessor entity receives from the lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we very likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, could lose our REIT status.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. Prior to October 22, 2004, with respect to failures occurring on or before that date but in tax years beginning after October 4, 1976, or, with respect to tax years beginning before October 4, 1976, as a result of a determination occurring after October 4, 1976, these relief provisions generally were available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, if we attach a schedule of the nature and amount of our income to our Federal income tax return for such years, and if any incorrect information on the schedules was not due to fraud with intent to evade tax. After October 22, 2004, the relief provisions generally will be available with respect to a failure to meet such tests if our failure was due to reasonable cause and not due to willful neglect, and, following the REIT’s identification of the failure to meet either of the gross income tests, a description of each item of the REIT’s gross income is set forth in a schedule for the relevant taxable year that is filed in accordance with the applicable regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “Taxation of Us as a REIT,” even if these relief provisions were to apply, a tax would be imposed equal to the excess impermissible gross income multiplied by a fraction intended to reflect our profitability.

Other Rules Regarding Income

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. The amount of gain would include any gain realized by qualified REIT subsidiaries and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT since such income is disregarded for purposes of these tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all of the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have made, and may in the future make, occasional sales of properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Foreclosure Property. Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by us as a result of our having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by and secured by the property, (ii) for which the related loan or lease was acquired by us at a time when default was not imminent or anticipated, and (iii) for which we make a proper election to treat the property as foreclosure property. Property otherwise qualifying as foreclosure property has that status for the year of acquisition plus the three following years, unless such period is extended by the Internal Revenue Service. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test.

Hedging Transactions. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction entered into on or before July 30, 2008 and made to hedge indebtedness incurred or to be incurred by us to acquire or own real estate assets will not constitute gross income for purposes of the 95% gross income test but will constitute non-qualifying income for purposes of the 75% gross income test. Income from such transactions entered into after July 30,

2008 will not constitute gross income for purposes of the 95% and 75% gross income tests.  Income from hedging transactions entered into after July 30, 2008 and made primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would qualify under the 75% or 95% income tests (or any property which generates such income or gain) also will not constitute gross income for purposes of the 95% and 75% gross income tests.  We must properly identify any such hedges in our books and records.   To the extent that we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

1.           At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items and government securities as such terms are defined in the Code. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.

2.           Not more than 25% of the value of our total assets may be represented by securities, other than those in the 75% asset class.

3.           Except for certain investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

4.           Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total voting power of any one issuer’s outstanding securities.

5.           Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the debt safe harbors discussed below.

6.           Not more than 25% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.  For taxable years beginning on or before July 30, 2008, not more than 20% of our total assets could be represented by the securities of taxable REIT subsidiaries.

For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by the qualified REIT subsidiary are treated as owned directly by the REIT.

Securities, for purposes of the asset tests, may include debt we hold. However, the following types of arrangements generally will not be considered securities held by us for purposes of the 10% value test: (1) straight debt securities of an issuer which meet the requirements of Section 856(m)(2), discussed below; (2) any loan to an individual or an estate; (3) any Section 467 rental agreement, other than with certain related persons; (4) any obligation to pay rents from real property as defined in Section 856(d)(1); (5) any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under such security does not depend in whole or in part on the profits of any entity not described in the category or payments on any obligation issued by such an entity; (6) any security issued by a REIT; or (7) any other arrangement as determined by the Internal Revenue Service. Under Section 856(m)(2), debt generally will constitute “straight debt” if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (i) which is not convertible, directly or indirectly, into stock and (ii) the interest rate (or the interest payment dates) of which is not contingent on the profits, the borrower’s discretion or similar factors. However, a security may satisfy the definition of “straight debt” even though the time of payment of interest or principal thereunder is subject to a contingency, if: (a) such contingency does not have the effect of changing the effective yield to maturity more than the greater of 0.25% or 5% of the annual yield to maturity, or (b) neither the aggregate issue price nor the aggregate face amount of the issuer's debt instruments held by the REIT exceeds $1 million and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. Second, a security can satisfy the definition of “straight debt” even though the time or amount of any payment thereunder is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

Certain “look-through” rules apply in determining a REIT partner’s share of partnership securities for purposes of the 10% value test. Under such rules, a REIT’s interest as a partner in a partnership is not considered a security, and the REIT is deemed to own its proportionate share of each of the assets of the partnership. In addition, for taxable years beginning after October 22, 2004, the REIT’s interest in the partnership assets is the REIT’s proportionate interest in any securities issued by the partnership, other than securities qualifying for the above safe harbors. Therefore, a REIT that is a partner in a partnership must look through both its equity interest and interest in non-safe harbor debt securities issued by the partnership.

Any non-safe harbor debt instrument issued by a partnership will not be considered a security to the extent of the REIT’s interest as a partner in the partnership. Also, any non-safe harbor debt instrument issued by a partnership will not be considered a security if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from the sources described in Section 856(c)(3), which sets forth the general REIT income test.

Certain corporate or partnership securities that otherwise would qualify under the straight debt safe harbor will not so qualify if the REIT holding such securities, and any of its controlled taxable REIT subsidiaries, holds other securities of the issuer which are not securities qualifying for any safe harbors if such non-qualifying securities have an aggregate value greater than 1% of the issuer’s outstanding securities.

With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the debt safe harbors with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25% or 5% asset tests or the 10% value limitation arises immediately after, and is wholly or partly the result of, the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or the 10% value limitation. We cannot ensure that these steps always will be successful. If we were to fail to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a REIT.

With respect to taxable years beginning after October 22, 2004, however, a REIT will not lose its REIT status for failing to satisfy the requirements of the 5% and 10% tests if such failure is due to the ownership of assets the total value of which does not exceed the lesser of: (i) 1% of the total value of the REIT’s assets at the end of the quarter for which such measurement is done or (ii) $10 million. However, the REIT must either: (x) dispose of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Internal Revenue Service), or (y) otherwise meet the requirements of those rules by the end of such time period.

In addition, if a REIT fails to meet any of the asset test requirements for a particular quarter, and the failure exceeds the above-described de minimis standard, then the REIT still will be considered to have satisfied these tests if the REIT satisfies several requirements. First, the REIT’s failure to satisfy the particular asset test must be due to reasonable cause and not due to willful neglect. Second, the REIT must file a schedule of the assets resulting in such failure with the Internal Revenue Service in accordance with the regulations and must dispose of the assets within six months after the last day of the quarter in which the REIT identified the failure (or such other time period prescribed by the Internal Revenue Service) or otherwise meet the requirements of those rules by the end of such time period. Finally, the REIT must pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the assets described in the schedule for the period beginning on the first date that the failure occurs and ending on the date when the REIT disposes of such assets or the end of the first quarter when the REIT no longer fails to satisfy the particular asset test.

Also, effective for taxable years beginning after October 22, 2004, if a REIT fails to satisfy requirements other than the income or asset tests, the REIT will not lose its qualification as a REIT provided such violations are due to reasonable cause and not due to willful neglect and the REIT pays a penalty of $50,000 for each such failure.

Annual Distribution Requirements

We, in order to qualify as a REIT, must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and paid within 12 months of the end of the tax year but before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the amounts actually distributed.

We may elect to retain and pay tax on net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the stockholder’s share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long-term, borrowing or pay distributions in the form of taxable stock dividends to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction and non-corporate taxpayers will be taxed (for the periods after 2002 and before 2011) at the same Federal income tax rates as capital gains are subject to tax for Federal income tax purposes. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of Security Holders

Taxation of Taxable U.S. Stockholders.  As used in the remainder of this discussion, the term “U.S. stockholder” means a beneficial owner of our common stock or preferred stock that is for Federal income tax purposes:

•	a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

•
a corporation or partnership, or other entity treated as a corporation or partnership for Federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	an estate the income of which is subject to Federal income taxation regardless of its source; or

•
in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or a trust that has a valid election in place to be treated as a U.S. person.

Generally, in the case of a partnership that holds our stock, any partner that would be a U.S. stockholder if it held the stock directly is also a U.S. stockholder. As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. In the case of individual stockholders for taxable years beginning on or before December 31, 2010, such distributions, if designated by the REIT in a written notice mailed not later than 60 days after the close of its taxable year, may qualify (provided holding period and certain other requirements are met) as qualified dividend income eligible to be taxed at the reduced maximum rate of generally 15% (0% for individuals in lower tax brackets) to the extent that the REIT receives qualified dividend income. Qualified dividend income is, in general, dividend income from taxable domestic corporations and qualified foreign corporations. A qualified foreign corporation generally excludes any foreign corporation which for the taxable year of the corporation in which the dividend was paid, or the preceding taxable year, is a passive foreign investment company. The total amount that can be designated as qualified dividend income by the REIT generally cannot exceed the sum of (1) the REIT’s qualified dividend income for the tax year, (2) the amount of its REIT taxable income and income taxed under the Code Section 337(d) regulations, minus the tax on these items, for the prior year and (3) the amount of any earnings and profits that were distributed by the REIT for the tax year and accumulated in a tax year during which the REIT was not subject to the REIT rules. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder’s stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder’s stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the shares of preferred stock.  Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.

In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) generally will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 15% (20% for taxable years after 2010) on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater than one year.

We may elect to retain and pay income tax on our long-term capital gains. If we so elect, each stockholder, including tax-exempt stockholders as discussed below, will take into income the stockholder’s share of the retained capital gain as long-term capital gain (except that corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income) and will receive a credit or refund for that stockholder’s share of the tax paid by us. The stockholder will increase the basis of such stockholder’s shares by an amount equal to the excess of the retained capital gain included in the stockholder’s income over the tax deemed paid by such stockholder.

Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any “passive losses” against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

Upon any taxable sale or other disposition of our common or preferred stock, a U.S. stockholder will recognize gain or loss for Federal income tax purposes on the disposition of our stock in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. stockholder’s adjusted basis in such stock for tax purposes.

Gain or loss will be capital gain or loss if the stock has been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15% (20% for taxable years after 2010).  To the extent that capital gain is realized by a stockholder on the sale of shares, the applicable Treasury Regulations as currently promulgated should not treat any such gain as “unrecaptured Section 1250 gain,” subject to a special rate of tax. However, new provisions or regulations could be promulgated in the future to produce a different result. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

The treatment we accord to any redemption for cash (as distinguished from a sale, exchange or other disposition) of stock can only be determined on the basis of particular facts as to each stockholder at the time of redemption. In general, a stockholder will recognize capital gain or loss measured by the difference between the amount received by the stockholder upon the redemption and such stockholder’s adjusted tax basis in the shares redeemed (provided the shares are held as a capital asset) if such redemption (i) results in a “complete termination” of the stockholder’s interest in all classes of our stock under Code Section 302(b)(3), (ii) is “substantially disproportionate” with respect to the stockholder’s interest in our stock under Code Section 302(b)(2), or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder under Code Section 302(b)(1). In applying these tests, there must be taken into account not only the common and preferred stock owned by the holder, but also any options (including stock purchase rights) to acquire either of the foregoing. The stockholder also must take into account any such securities (including options) which are considered to be owned by such stockholder by reason of the constructive ownership rules set forth in Code Sections 318 and 302(c).

If the redemption of stock does not meet any of the tests under Code Section 302, then the redemption proceeds received will be treated as a distribution on the stock. If the redemption is taxed as a dividend, the stockholder’s adjusted tax basis in the redeemed stock will be transferred to any other shares held by the stockholder. If the stockholder owns no other stock of ours, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.  Proposed Treasury Regulations have been issued by the Treasury Department which, if issued in their current form, when effective, would prohibit the shifting of basis and would defer the recovery of the stockholder's basis in any of our stock until the conditions described in the preceding paragraph are satisfied.  We urge you to consult your tax advisor concerning the treatment of a cash redemption of stock.

If a redemption of preferred stock that is not otherwise treated as a dividend occurs when there is a dividend arrearage on the preferred stock, a portion of the cash received might be treated as a dividend distribution taxable as ordinary income. If the dividend arrearage has been declared or if the facts show that the corporation was legally obligated to pay the dividend, then the stockholder will have ordinary dividend income to such extent. On the other hand, if the arrearage has not been declared as a dividend and the facts do not show that the corporation was legally obligated to pay the dividend, then, even though the dividend arrearage is included in the redemption price, the entire payment is treated as a part of the sales proceeds of the stock and not as ordinary dividend income.

Taxation of Tax-Exempt Stockholders.  Provided that a tax-exempt stockholder has not held our common or preferred stock as “debt-financed property” within the meaning of the Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt-financed property within the meaning of the Code or has used the stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from Federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

A “qualified trust” (defined to be any trust described in Code Section 401(a) and exempt from tax under Code Section 501(a)) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the “five or fewer requirement”) only by relying on a special “look-through” rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is “predominantly held” by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “five or fewer” requirement without relying on the “look-through” rule. The restrictions on ownership and transfer of stock in our charter should prevent application of the foregoing provisions to qualified trusts purchasing our stock, absent a waiver of the restrictions by the board of directors.

As discussed above in relation to taxable U.S. stockholders, we may elect to retain and pay income tax on our long-term capital gains. If we so elect, each stockholder, including tax-exempt stockholders, will take into income the stockholder’s share of the retained capital gain as long-term capital gain (except that corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income) and will receive a credit or refund for that stockholder’s share of the tax paid by us. The stockholder will increase the basis of such stockholder’s shares by an amount equal to the excess of the retained capital gain included in the stockholder’s income over the tax deemed paid by such stockholder.

Taxation of Holders of Debt Securities.

 Stated interest and market discount. Holders of debt securities will be required to include stated interest on the debt securities in gross income for federal income tax purposes in accordance with their methods of accounting for tax purposes. This discussion assumes that the debt securities were not issued with original issue discount.

 Purchasers of debt securities should be aware that the holding and disposition of debt securities may be affected by the market discount provisions of the Code. These rules generally provide that if a holder of a debt instrument purchases it at a market discount and subsequently recognizes gain on a disposition of the debt instrument, including a gift or payment on maturity, the lesser of such gain or appreciation, in the case of a gift, and the portion of the market discount that accrued while the debt instrument was held by such holder will be treated as ordinary interest income at the time of the disposition. For this purpose, a purchase at a market discount includes a purchase after original issuance at a price below the debt instrument’s stated principal amount. The market discount rules also provide that a holder who acquires a debt instrument at a market discount and who does not elect to include such market discount in income on a current basis may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

 A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount thereon accrues, either on a straight line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If a holder of a debt security elects to include market discount in income in accordance with the preceding sentence, the foregoing rules with respect to the recognition of ordinary income on a sale or particular other dispositions of such debt security and the deferral of interest deductions on indebtedness related to such debt security would not apply.

 Amortizable bond premium. Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method and deduct the amortized premium over the period from the holder’s acquisition date to the obligation’s maturity date. A holder who elects to amortize bond premium must reduce the tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium.

 The amortizable bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes. Each prospective purchaser is urged to consult his tax advisor as to the consequences of the treatment of such premium as an offset to interest income for federal income tax purposes.

 Disposition. In general, a holder of a debt security will recognize gain or loss upon the sale, exchange, redemption, payment upon maturity or other taxable disposition of the debt security. The gain or loss is measured by the difference between (a) the amount of cash and the fair market value of property received and (b) the holder’s tax basis in the debt security as increased by any market discount previously included in income by the holder and decreased by any amortizable bond premium deducted over the term of the debt security. However, the amount of cash and the fair market value received excludes cash or other property attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income. Subject to the market discount and amortizable bond premium rules above, any such gain or loss will generally be long-term capital gain or loss, provided the debt security was a capital asset in the hands of the holder and had been held for more than one year.

Taxation of Non-U.S. Stockholders.  The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (which we refer to collectively as Non-U.S. stockholders) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. stockholder. Prospective Non-U.S. stockholders should consult with their own tax advisors to determine the impact of United States Federal, state and local income tax laws with regard to an investment in our common or preferred stock, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate or eliminates the tax. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. stockholder’s conduct of a United States trade or business, the Non-U.S. stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold United States federal income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. stockholder that are not designated as capital gain dividends, unless (i) a lower treaty rate applies and the Non-U.S. stockholder files with us an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced rate or (ii) the Non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a United States trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. stockholder’s shares, they will give rise to tax liability if the Non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her stock as described below. We may be required to withhold United States federal income tax at the rate of at least 10% on distributions to Non-U.S. stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. stockholders provide us with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Although the law is not clear on the matter, if we elect to retain and pay income tax on our long-term capital gains, it appears that amounts we designate as retained capital gains in respect of stock held by Non-U.S. stockholders generally should be treated with respect to Non-U.S. stockholders in the same manner as our actual distributions of capital gain dividends. Under this approach, a Non-U.S. stockholder would be able to offset as a credit against its United States federal income tax liability its proportionate share of the tax treated as paid by it on such retained capital gains, and to receive from the Internal Revenue Service a refund to the extent its proportionate share of such tax treated as paid by it exceeds its actual United States federal income tax liability.

For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a Non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, these distributions generally are taxed to a Non-U.S. stockholder as if such gain were effectively connected with a United States business. Thus, Non-U.S. stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. stockholder’s FIRPTA tax liability. Effective for taxable years beginning after October 22, 2004, however, REIT distributions attributable to gain from sales or exchanges of United States real property interests will be treated as ordinary income dividends rather than effectively connected income under the FIRPTA rules if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (2) the foreign investor does not own more than 5% of the class of stock at any time during the taxable year within which the distribution is received.

Gain recognized by a Non-U.S. stockholder upon the sale or exchange of our stock generally would not be subject to United States federal income taxation unless:

•
the investment in our stock is effectively connected with the Non-U.S. stockholder’s United States trade or business, in which case the Non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

•
the Non-U.S. stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	our stock constitutes a United States real property interest within the meaning of FIRPTA, as described below.

Our stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S. stockholders.

We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our stock would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

Even if we do not qualify as a domestically-controlled REIT at the time a Non-U.S. stockholder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if:

•	the class or series of shares sold is considered regularly traded under applicable Treasury Regulations on an established securities market, such as the NYSE; and

•
the selling Non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, the Non-U.S. stockholder would be subject to regular United States federal income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-resident alien individuals.

State and Local Taxes.  We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or our stockholders transact business or reside (although U.S. stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the United States federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

Backup Withholding Tax and Information Reporting

U.S. Stockholders.  In general, information-reporting requirements will apply to certain U.S. stockholders with regard to payments of dividends on our stock and payments of the proceeds of the sale of our stock, unless an exception applies.

The payor will be required to withhold tax on such payments at the rate of 28% (31% for taxable years after 2010) if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payor is incorrect.

In addition, a payor of dividends on our stock will be required to withhold tax at a rate of 28% (31% for taxable years after 2010) if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some stockholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s United States federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Stockholders.  Generally, information reporting will apply to payments of dividends on our stock and backup withholding as described above for a U.S. stockholder, unless the payee certifies that it is not a United States person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding as described above for U.S. stockholders unless the non-U.S. stockholder satisfies the requirements necessary to be an exempt non-U.S. stockholder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. stockholder to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a United States trade or business, a foreign partnership if partners who hold more than 50% of the interests in the partnership are United States persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a United States office of a United States or foreign broker.

41

Applicable Treasury Regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payor. Under these Treasury Regulations, some stockholders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury Regulations varies depending on the stockholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

PLAN OF DISTRIBUTION

We may sell our securities to one or more underwriters for public offer and sale by them or may sell securities offered hereby to the public, to a limited number of institutional purchasers or to a single purchaser, directly or through dealers or agents or through a combination of methods. Any underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.  We intend to apply to the Nasdaq Global Select Market to list any additional shares of preferred or common stock offered pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices at the time of sale or negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If so indicated in the applicable prospectus supplement, we may authorize the underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to contracts will not be less than nor greater than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of us. Contracts may be subject to any conditions including (i) the purchase by an institution of the securities covered by its contract will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (ii) if the securities are being sold to underwriters, we have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts.

Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

The legality of the securities has been passed upon for us by Husch Blackwell Sanders LLP. The discussion of legal matters under “Material United States Federal Income Tax Consequences” is based upon an opinion of Husch Blackwell Sanders LLP.

EXPERTS

The consolidated financial statements and schedules of Monmouth Real Estate Investment Corporation as of and for the year ended September 30, 2008, included in our Annual Report on Form 10-K for the year ended September 30, 2008, have been incorporated by reference herein in reliance upon the report of PKF, Certified Public Accountants, A Professional Corporation, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and schedules of Monmouth Real Estate Investment Corporation as of September 30, 2007 and for each of the years in the two-year period ended September 30, 2007, included in our Annual Report on Form 10-K for the year ended September 30, 2008, have been incorporated by reference herein in reliance upon the report of Reznick Group, P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a shelf registration statement under the Securities Act with respect to the securities offered hereunder. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. For further information regarding our Company and our securities, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, we file annual, quarterly and special reports, proxy statements and other information with the SEC.

You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC’s website (http://www.sec.gov). We also have a website (www.mreic.com) through which you may access our recent SEC filings. Information contained on our website is not a part of this prospectus. In addition, you may look at our SEC filings at the offices of the NASDAQ Stock Market, Inc., which is located at 1500 Broadway, New York, New York 10036. Our SEC filings are available at the NASDAQ because our common stock and preferred stock are listed and traded on the Nasdaq Global Select Market under the respective symbols “MNRTA” and “MNRTP.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all the securities offered by this prospectus.

•	Our Annual Report on Form 10-K, as filed with the SEC on December 11, 2008.

•	Our Quarterly Report on Form 10-Q, as filed with the SEC on February 5, 2009.

•	Our Quarterly Report on Form 10-Q, as filed with the SEC on May 7, 2009.

•	Our Quarterly Report on Form 10-Q, as filed with the SEC on August 6, 2009.

•
All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since September 30, 2008, except for information furnished under Current Reports on Form 8-K, which is not deemed filed and not incorporated herein by reference.

•	The description of our common stock which is contained in a registration statement filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

You may request a free copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

Monmouth Real Estate Investment Corporation
Attention: Stockholder Relations
3499 Route 9 N, Suite 3-C
Juniper Business Plaza
Freehold, NJ 07728
(732) 577-9996

1,500,000 Shares

Monmouth Real Estate Investment Corporation

Common Stock

$        Per Share

PROSPECTUS SUPPLEMENT

October   , 2009

CSCA Capital Advisors, LLC

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